Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR RELATIONS CONTACT:
Tara Y. Harrison (434) 817-8587

VIRGINIA NATIONAL BANKSHARES CORPORATION

ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

Charlottesville, VA – Virginia National Bankshares Corporation (OTCQX: VABK) (the “Company”) today reported third quarter net income of $1.87 million, or $0.69 per diluted share, a slight decrease compared to net income of $1.90 million, or $0.71 per diluted share, recognized during the third quarter of 2019.  In the first nine months of 2020, net income was $5.36 million, or $1.98 per diluted share, which is a 2% increase over net income of $5.26 million, or $1.96 per diluted share, posted for the first nine months of 2019.

“As we expected, we posted strong third quarter and year-to-date results, despite running through $549 thousand of merger expenses in connection with our announcement earlier this month,” said Glenn W. Rust, President and Chief Executive Officer.  “We are honored to be entering into a partnership with The Fauquier Bank and Fauquier Bankshares, Inc., to combine the two banks and companies, joining forces to improve the experiences of clients and employees and accelerate the returns of our shareholders.”

Update on Our Response to COVID-19

•

Paycheck Protection Program – Through September 30, 2020, Virginia National Bank has assisted nonprofits and local businesses by funding $86.9 million of Small Business Administration Paycheck Protection Program (“PPP”) loans, which were designed to provide economic relief to small businesses adversely impacted by COVID-19.  The loans carry a 1% annual interest rate. The Company recorded PPP loan origination fees of approximately $3.0 million and deferred $95 thousand in loan origination costs that are being recognized as an adjustment to yield over the contractual life of the underlying loans, most of which are over a 24-month period.  Upon repayment or forgiveness of each loan, the remaining unamortized fees and costs allocated to that loan will be recorded as income and expensed, respectively. The PPP loans generated pre-tax income of $645 thousand, from interest income and fee amortization, net of cost accretion, in the third quarter of 2020, with an effective yield of 2.95%.

•

Loan Deferments - Also to assist our customers whose businesses were impacted by COVID-19, we processed a total of $58.4 million in loan deferments since the beginning of the pandemic, of which $28.7 million, or 49.1% were principal-only deferments; $20.0 million, or 34.3%, were principal and interest deferments; $7.9 million, or 13.6%, were government-guaranteed loans; and $1.8 million, or 3.0%, were student loans.  As of September 30, 2020, $48.9 million in loan balances, or 83.8% of the total loan deferments approved, have returned to normal payment schedules and are now current, leaving a remaining balance of deferments of $9.4 million.  Of this remaining balance, $3.8 million, or 40.9%, are principal-only deferments; $5.0 million, or 52.9%, are government-guaranteed loans; and $581 thousand, or 6.2%, are student loans.

Third Quarter 2020 Select Financial Highlights

•

Gross loans outstanding at September 30, 2020 totaled $636.9 million, an increase of $97.4 million, or 18.1% compared to December 31, 2019, and an increase of $114.8 million, or 22.0%, compared to September 30, 2019.  The increases are largely due to the origination of $86.9 million in PPP loans as noted above, as well as $10.5 million in net non-PPP loan growth in the first nine months of 2020 and the purchase of a $17.4 million 1-4 family residential mortgage package in the fourth quarter of 2019.

•

The balance of loans in non-accrual status decreased to $9 thousand as of September 30, 2020, from $299 thousand as of December 31, 2019 and $337 thousand at September 30, 2019. Loans 90 days or more past due and still accruing interest amounted to $61 thousand as of September 30, 2020, $771 thousand as of December 31, 2019, and $199 thousand as of September 30, 2019.

•

A provision for loan losses of $224 thousand was recognized during the third quarter of 2020, compared to a recovery of $120 thousand during the third quarter of 2019.  For the first nine months of 2020, a provision for loan losses of $1.4 million was recognized, compared to $500 thousand for the first nine months of the prior year.  The primary reason for the increase is an escalation in economic qualitative factors in the allowance for loan losses incurred loss model as a result of the economic impact of COVID-19.

•

The period-end allowance for loan losses as a percentage of total loans was 0.84% as of September 30, 2020, 0.78% as of December 31, 2019, and 0.76% as of September 30, 2019.   Note that the allowance for loan losses as a percentage of total loans, excluding PPP loans, would have been 0.97% as of September 30, 2020.

•	Annualized return on average assets for the third quarter of 2020 was 0.89% compared to 1.07% realized in the second quarter of 2020 and 1.15% realized in the third quarter of 2019.
•

Third quarter 2020 net interest income increased $573 thousand, or 10.5%, compared to the amount recognized in the third quarter of 2019.  Net interest income for the first nine months of 2020 increased $674 thousand, or 4.1% over the same period in the prior year.  These increases were primarily the result of lower cost of funds period-over-period.

•

The cost of funds incurred in the third quarter of 2020 was 38 basis points, an improvement over the 76 basis points incurred during the third quarter of 2019, primarily due to the decline in interest paid on deposits.  Low-cost deposits, which include noninterest checking accounts and interest-bearing checking, savings, and money market accounts, remained in excess of 78% of total deposits at the end of the third quarters of 2020 and 2019, as well as the end of the year in 2019.

•

Net interest margin on a fully tax equivalent basis (“FTE”) (a non-GAAP financial measure) for the third quarter of 2020 declined 26 basis points to 3.05% from 3.12% for the second quarter of 2020 and declined 49 basis points from 3.54% for the third quarter of 2019. Net interest margin (FTE) would have been 3.09% for the third quarter of 2020, without the interest and fees associated with the PPP loans, which had an average balance of $86.9 million during the quarter.

•

Noninterest income for the third quarter of 2020 increased $98 thousand, or 7.4%, to $1.4 million, compared to $1.3 million for the third quarter of 2019, due to fluctuations in several categories.  Loan swap fee income increased $228 thousand, however wealth management fees declined $114 thousand.   Noninterest income for the first nine months of 2020 increased $634 thousand, or 15.5%, to $4.7 million, compared to $4.1 million in the first nine months of 2019, primarily due to the increase in loan swap fee income of $826 thousand and the increase in gain on sale of securities of $663 thousand, offset by declines in bank owned life insurance income of $360 thousand and wealth management fees of $325 thousand. The Company anticipates receiving approximately $800 thousand from the return of unearned insurance premiums related to the student loan portfolio, although the timing of the payment remains uncertain at this time.

•

Noninterest expense for the third quarter of 2020 increased $374 thousand, or 8.2%, compared to the third quarter of 2019 due largely to $549 thousand in due diligence and other expenses in connection with the pending merger with Fauquier Bankshares, Inc., offset by a decline of $160 thousand of settlement of claims incurred in the third quarter of 2019.  Noninterest expense for the first nine months of 2020 increased $225 thousand, or 1.7%, as compared to the same period in the prior year, also a result of merger expenses noted above, coupled with a $204 thousand increase in personnel expense, primarily for Richmond lenders’ salaries and incentive compensation, offset by a decline of $460 thousand of settlement of claims incurred in the first nine months of 2019.

Third Quarter 2020 Select Financial Highlights, continued

•

The efficiency ratio (FTE) (a non-GAAP financial measure) was 65.7% for the third quarter of 2020, compared to 61.2% for the fourth quarter of 2019 and 66.9% for the third quarter of 2019.  (See footnote 3 on the Financial Highlights page for an explanation of the efficiency ratio (FTE) calculation.)  The efficiency ratio (FTE) is elevated due to merger-related expenses, as noted above.

•	The loan-to-deposit ratio was 91.7% at September 30, 2020, compared to 86.9% at December 31, 2019 and 90.1% at September 30, 2019.
•	Tangible book value per share as of September 30, 2020 was $29.37, compared to $27.98 as of December 31, 2019 and $27.77 as of September 30, 2019.
•	Capital ratios continue to be well in excess of regulatory requirements for well-capitalized banks.
•	Cash dividends of $814 thousand were declared during the third quarter of 2020, while the remaining net income of $1.1 million, or 56.5%, was retained.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”).  The Bank has four banking offices in Charlottesville and one in Winchester, and offers loan, deposit and treasury management services in Mechanicsville and Richmond, Virginia. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations, including the fiduciary services of VNB Trust and Estate Services. The Bank offers investment advisory services under the name of Sturman Wealth Advisors.  Investment management services are offered through Masonry Capital Management, LLC, a registered investment adviser and wholly-owned subsidiary of the Company.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.”  Additional information on the Company is also available at www.vnbcorp.com.

Non-GAAP Financial Measures

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures to supplement the evaluation of the Company’s performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements; Other Information

Certain statements in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements with respect to the Company’s operations, performance, future strategy and goals, and are often characterized by use of qualified words such as “expect,” “believe,” “estimate,” “project,” “anticipate,” “intend,” “will,” “should,” or words of similar meaning or other statements concerning the opinions or judgement of the Company and its management about future events. While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management.  Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in: general economic and market conditions, including the effects of declines in real estate values, an increase in unemployment levels and general economic contraction as a result of COVID-19 or other pandemics; fluctuations in interest rates, deposits, loan demand, and asset quality; assumptions that underlie the Company’s allowance for loan losses; the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts or public health events (e.g., COVID-19 or other pandemics), and of governmental and societal responses thereto; the performance of vendors or other parties with which the Company does business; competition; technology; laws, regulations and guidance; accounting principles or guidelines; performance of assets under management; expenses related to the Company’s proposed merger with Fauquier Bankshares, Inc., unexpected delays related to the merger, or the inability to obtain regulatory and shareholder approvals or satisfy other closing conditions required to complete the merger; and other factors impacting financial services businesses.  Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and other reports filed from time to time by the Company with the Securities and Exchange Commission. These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share data)

	September 30, 2020	December 31, 2019 *	September 30, 2019
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$11,399	$14,908	$13,870
Federal funds sold	273	4,177	13,985
Securities:
Available for sale, at fair value	141,245	114,041	77,930
Restricted securities, at cost	3,436	1,683	1,684
Total securities	144,681	115,724	79,614
Loans	636,935	539,533	522,104
Allowance for loan losses	(5,334)	(4,209)	(3,983)
Loans, net	631,601	535,324	518,121
Premises and equipment, net	5,444	6,145	6,354
Bank owned life insurance	16,739	16,412	16,301
Goodwill	372	372	372
Other intangible assets, net	357	408	424
Accrued interest receivable and other assets	10,092	9,157	11,749
Total assets	$820,958	$702,627	$660,790
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$190,204	$166,975	$155,134
Interest-bearing	135,569	122,994	110,152
Money market and savings deposit accounts	270,653	221,964	190,568
Certificates of deposit and other time deposits	98,095	109,278	123,592
Total deposits	694,521	621,211	579,446
Advances from the FHLB	40,000	-	-
Accrued interest payable and other liabilities	5,980	5,309	5,790
Total liabilities	740,501	626,520	585,236
Commitments and contingent liabilities
Shareholders' equity:
Preferred stock, $2.50 par value, 2,000,000 shares authorized, no shares outstanding	-	-	-
Common stock, $2.50 par value, 10,000,000 shares authorized; 2,714,273 (including 25,268 nonvested) shares issued and outstanding as of September 30, 2020 and 2,692,005 (including 4,000 nonvested) shares issued and outstanding as of December 31, 2019 and September 30, 2019	6,722	6,720	6,720
Capital surplus	32,377	32,195	32,160
Retained earnings	40,158	37,235	36,611
Accumulated other comprehensive income (loss)	1,200	(43)	63
Total shareholders' equity	80,457	76,107	75,554
Total liabilities and shareholders' equity	$820,958	$702,627	$660,790

*	Derived from audited consolidated financial statements

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(Unaudited)

	For the three months ended		For the nine months ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Interest and dividend income:
Loans, including fees	$6,175	$6,021	$18,202	$18,223
Federal funds sold	3	174	98	267
Investment securities:
Taxable	412	291	1,150	789
Tax exempt	159	64	326	221
Dividends	22	29	70	86
Total interest and dividend income	6,771	6,579	19,846	19,586

Interest expense:
Demand and savings deposits	383	531	1,468	1,375
Certificates and other time deposits	306	574	1,166	1,619
Repurchase agreements and other borrowings	35	-	35	89
Total interest expense	724	1,105	2,669	3,083
Net interest income	6,047	5,474	17,177	16,503
Provision for (recovery of) loan losses	224	(120)	1,367	500
Net interest income after provision for (recovery of) loan losses	5,823	5,594	15,810	16,003

Noninterest income:
Wealth management fees	263	377	801	1,126
Advisory and brokerage income	175	159	516	451
Royalty income	16	5	87	13
Deposit account fees	162	192	484	565
Debit/credit card and ATM fees	144	191	435	537
Earnings/increase in value of bank owned life insurance	111	111	327	687
Fees on mortgage sales	-	43	77	129
Gains on sales of securities	91	7	734	71
Loan swap fee income	344	116	977	151
Other	119	126	282	356
Total noninterest income	1,425	1,327	4,720	4,086

Noninterest expense:
Salaries and employee benefits	2,322	2,268	7,004	6,800
Net occupancy	501	450	1,405	1,373
Equipment	134	85	401	316
Data processing	302	341	968	987
Merger expenses	549	-	549	-
Settlement of claims	-	160	-	460
Other	1,127	1,257	3,555	3,721
Total noninterest expense	4,935	4,561	13,882	13,657

Income before income taxes	2,313	2,360	6,648	6,432
Provision for income taxes	443	463	1,286	1,174
Net income	$1,870	$1,897	$5,362	$5,258
Net income per common share, basic	$0.69	$0.71	$1.98	$1.96
Net income per common share, diluted	$0.69	$0.71	$1.98	$1.96
Weighted average common shares outstanding, basic	2,714,273	2,689,092	2,705,730	2,685,134
Weighted average common shares outstanding, diluted	2,716,710	2,690,142	2,707,104	2,688,813

VIRGINIA NATIONAL BANKSHARES CORPORATION

FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)

(Unaudited)

	At or For the Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Common Share Data:
Net income per weighted average share, basic	$0.69	$0.77	$0.52	$0.53	$0.71
Net income per weighted average share, diluted	$0.69	$0.77	$0.52	$0.53	$0.71
Weighted average shares outstanding, basic	2,714,273	2,710,019	2,692,803	2,692,005	2,689,092
Weighted average shares outstanding, diluted	2,716,710	2,711,017	2,694,090	2,693,437	2,690,142
Actual shares outstanding	2,714,273	2,714,273	2,702,373	2,692,005	2,692,005
Tangible book value per share at period end	$29.37	$28.86	$27.95	$27.98	$27.77

Key Ratios:
Return on average assets [1]	0.89%	1.07%	0.78%	0.81%	1.15%
Return on average equity [1]	9.18%	10.64%	7.28%	7.43%	9.96%
Net interest margin (FTE) [2]	3.05%	3.12%	3.20%	3.31%	3.54%
Efficiency ratio (FTE) [3]	65.68%	59.47%	64.31%	61.22%	66.90%
Loan-to-deposit ratio	91.71%	88.55%	87.22%	86.85%	90.10%

Net Interest Income:
Net interest income	$6,047	$5,755	$5,375	$5,421	$5,474
Net interest income (FTE) [2],[3]	$6,089	$5,780	$5,395	$5,440	$5,491

Capital Ratios:
Tier 1 leverage ratio	9.41%	9.84%	10.59%	10.81%	11.42%
Total risk-based capital ratio	15.41%	15.56%	14.04%	15.08%	15.55%

Assets and Asset Quality:
Average Earning Assets	$793,712	$744,760	$678,941	$653,195	$616,306
Average Gross Loans	$630,704	$618,096	$535,824	$526,249	$516,637
Paycheck Protection Program Loans	$86,883	$86,859	$-	$-	$-
Loan Deferrals, Pandemic Related	$9,439	$39,800	$-	$-	$-
Allowance for loan losses:
Beginning of period	$4,917	$4,704	$4,209	$3,983	$4,817
Provision for (recovery of) loan losses	224	378	765	875	(120)
Charge-offs	(62)	(193)	(388)	(689)	(747)
Recoveries	255	28	118	40	33
Net recoveries (charge-offs)	193	(165)	(270)	(649)	(714)
End of period	$5,334	$4,917	$4,704	$4,209	$3,983

Non-accrual loans	$9	$11	$273	$299	$337
Loans 90 days or more past due and still accruing	61	1,076	733	771	199
OREO	-	-	-	-	-
Total nonperforming assets (NPA)	$70	$1,087	$1,006	$1,070	$536

NPA as a % of total assets	0.01%	0.14%	0.14%	0.15%	0.08%
NPA as a % of total loans plus OREO	0.01%	0.17%	0.18%	0.20%	0.10%
Allowance for loan losses to total loans	0.84%	0.78%	0.85%	0.78%	0.76%
Non-accruing loans to total loans	0.00%	0.00%	0.05%	0.06%	0.06%
Net charge-offs (recoveries) to average loans [1]	-0.12%	0.11%	0.20%	0.49%	0.55%

[1]	Ratio is computed on an annualized basis.
[2]	The net interest margin and net interest income are reported on a FTE basis, using a Federal income tax rate of 21%.
[3]

The efficiency ratio (FTE) is computed as a percentage of noninterest expense divided by the sum of  net interest income (FTE) and noninterest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP.  Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.  Refer to the Reconciliation of Certain Non-GAAP Financial (FTE) Measures on the following page.

VIRGINIA NATIONAL BANKSHARES CORPORATION

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL (FTE) MEASURES

(dollars in thousands)

(Unaudited)

	Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Net interest income	$6,047	$5,755	$5,375	$5,421	$5,474
Fully tax-equivalent adjustment	42	25	20	19	17
Net interest income (FTE) [1]	$6,089	$5,780	$5,395	$5,440	$5,491

Efficiency ratio [2]	66.0%	59.7%	64.5%	61.4%	67.1%
Fully tax-equivalent adjustment	-0.3%	-0.2%	-0.2%	-0.2%	-0.2%
Efficiency ratio (FTE) [3]	65.7%	59.5%	64.3%	61.2%	66.9%

Net interest margin	3.03%	3.11%	3.18%	3.30%	3.52%
Fully tax-equivalent adjustment	0.02%	0.01%	0.02%	0.01%	0.02%
Net interest margin (FTE) [1]	3.05%	3.12%	3.20%	3.31%	3.54%

[1]	FTE calculations use a Federal income tax rate of 21%.
[2]	The efficiency ratio, GAAP basis, is computed by dividing nonterest expense by the sum of net interest income and noninterest income.

3   The efficiency ratio, FTE or non-GAAP basis, is computed by dividing noninterest expense by the sum of  net interest income (FTE) and noninterest income.